     Exhibit 24(b)(8.1): Amended and Restated Shareholder Services and Fund Participation Agreement dated May 22, 2018, by and between Voya Retirement Insurance and Annuity Company, Voya Institutional Plan Services, LLC, Voya Financial Partners, AMG Funds LLC and AMG Distributors, Inc.

Amended and Restated SSA-FPA

THIS AGREEMENT is made and entered into as of this 22 day of May, 2018 by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company) ("Voya Retirement"), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC) ("Voya Institutional"), Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) ("Voya Financial") (collectively, "Voya"), AMG Funds LLC (the "Fund Agent") and AMG Distributors, Inc. ("Distributor" and together with Fund Agent, the "Fund Parties"),, acting as agents for the registered open-end management investment companies listed on Schedule A attached hereto (each a "Fund" or collectively the "Funds").

WHEREAS, Distributor acts as principal underwriter for the Funds and Fund Agent acts as the investment adviser for the Funds; and

WHEREAS, Voya Retirement is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended ("Tax Code"), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively,"Plans"); and

WHEREAS, Voya Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by Voya Retirement (the "Contracts"); and

WHEREAS, Voya Retirement has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the "Separate Accounts") to serve as an investment vehicle for the Contracts; and

WHEREAS, Voya Retirement will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and Voya Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

WHEREAS, Voya Financial is a registered broker dealer that desires to make certain of the Funds available to Customers in accordance with the terms of the Rule 12b-1 Agreement between Voya Financial and the Distributor for their selection as an investment option under the Plans. NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets
(a)

With respect to Plans that invest in the Funds directly, Voya Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary ("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or Participants, who may change their respective selectionsfrom

12-2016

time to time in accordance with the terms of the Plan. As of the date of this
Agreement, the parties acknowledge that the Nominee shall be Voya Institutional
Trust Company, a Voya affiliate.

(b) With respect to Plans that invest in the Funds indirectly through the Contracts, Voya
Retirement represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the
Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the
"1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by Voya Retirement to a
Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time is made by the contract owner or
Participant, as applicable under a particular Contract.

2.	Omnibus Account

The parties agree that, with respect to each Fund, up to three omnibus accounts may be maintained (the "Account" or collectively, the "Accounts"). For Plan assets directed for investment directly in the Fund, one Account held in the name of the Nominee may be maintained in connection with Plans for which Voya Retirement shall provide various recordkeeping and other administrative services, and a second Account held in the name of the Nominee may be maintained in connection with Plans for which Voya Institutional shall provide various recordkeeping and other administrative services. Alternatively, one
Account held in the name of the Nominee may be maintained in connection with Plans for which both Voya Retirement and Voya Institutional shall provide such recordkeeping and administrative services. An additional Account held in the name of Voya Retirement shall be maintained for those Plan assets directed for investment in the Fund through the
Contracts. Voya Institutional, as service agent for Plans, or Voya Retirement, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by Voya

Voya shall be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a) Voya Retirement or Voya Institutional shall be responsible for performing certain recordkeeping and administrative services with respect to the Customers, which shall include without limitation:

Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by Customers;
Calculating daily valuation of Participant account value;
Providing a fund scorecard to help assess performance of the Funds;
Furnishing (either separately or on an integrated basis with other reports sent to a Customer by Voya Retirement or Voya Institutional) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Voya Retirement or Voya Institutional and the
Customers;
Providing tax reporting;

12-2016	2

Providing and maintaining elective services for Customers such as check writing and wire transfer services; Processing Customer purchase and redemption requests that affect allocations to the Funds and placing purchase and redemption instructions with the Funds' transfer agent, including any designee thereof, in the manner described in Section 4 hereof; Processing dividend and distribution payments from the Fund on behalf of Customers; Monitoring Customers for compliance with the applicable frequent trading policy; Cooperating with the other parties to the Agreement to facilitate implementation of each other's anti-money laundering program; Providing such other related recordkeeping and administrative services upon which the Funds and Voya Retirement or Voya Institutional may mutually agree.

	(b)	Voya Retirement, Voya Institutional and/or Voya Financial shall be responsible for certain shareholder services with respect to Customers, which shall without limitation:
Answering questions and handling correspondence from Customers about their accounts and the Funds;

Assisting Customers in designating and changing dividend options, account designations and addresses; Maintaining participant account records that reflect allocations to the Funds; Establishing and maintaining accounts and records relating to Customers; Facilitating the tabulation of votes in the event of a meeting of shareholders; Transmitting proxy statements and other proxy solicitation materials, annual and semi-annual reports, the Funds' then current prospectuses and/or summary prospectuses (in each case, the "Prospectus") and other communications from the Funds to Customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization ("Applicable Law") and by agreement between the Voya Retirement or Voya Institutional and the Customers; Receiving Customer purchase and redemption requests for shares that reflect allocations to the Funds; and Providing such other related shareholder services upon which the Distributor and the Voya Retirement, Voya Institutional and/or Voya Financial may mutually agree.

	(c)	The Voya Retirement, Voya Institutional and/or Voya Financial shall each provide all facilities and equipment reasonably necessary in order for it to perform functions described in this section with respect to Customers. Voya Retirement,
Institutional and/or Voya Financial shall exercise reasonable care in performing such services.
4.	Pricing Information, Orders, Settlement
	(a)	Distributor will make shares available to be purchased by the Nominee or by Voya as applicable, on behalf of the Accounts, at the net asset value to each order; provided, however, that the Plans or the Separate meet the criteria for purchasing shares of the Funds at net asset value as in the Funds' prospectuses. Fund shares shall be purchased and on a net basis for such Plans or such Separate Accounts in such quantity at such time determined by Voya or the Nominee to correspond with investment received by Voya from contract owners, Plan Representatives or

12-2016                                                                                                                                            3

Participants, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees" ) may upon reasonable notice to Voya, refuse to sell shares of any
Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(b)	Fund Parties agree to furnish or cause to be furnished to Voya Financial for each
Fund: (i) confirmed net asset value information as of the close of trading (normally
4:00 p.m., Eastern time) on the New York Stock Exchange ("Close of Trading") on each business day that the New York Stock Exchange is open for business
("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the
Fund's name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Fund Parties shall provide or cause to be provided to Voya Financial such information by 7:00 p.m., Eastern time. In the event the Distributor or its designee does not furnish such pricing information by
10:00 p.m., East Coast time, the Distributor shall be responsible for paying any reasonable out-of-pocket costs (e.g., overtime costs as a result of delayed pricing and financial exposure as a result of not being able to meet specified trade deadlines provided by Voya's investment company partners) incurred by Voya. In addition, the parties will also provide pricing information in accordance with Exhibit I.

(c)	Voya Financial, as agent for the Funds solely for the purposes expressed herein shall receive from contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by
Voya Retirement on behalf of its Separate Accounts ("Instructions"). In addition,
Voya Financial shall (i) transmit to Funds such Instructions no later than 9:00 a.m.,
East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the contract owners, Plan
Representatives or Plan Participants, as appropriate ("Confirmation"). The Business
Day on which such Instructions are received in proper form by Voya Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions
("Trade Date"). Instructions received in proper form by Voya Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Voya Financial agrees that all
Instructions received by Voya Financial, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

(d)	Voya Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by the Funds, as soon as possible, but in any event no later than 4:00 p.m., Eastern time on the Business Day after the Trade Date.

(e)	The Fund Parties or their designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by Voya Financial, as soon as possible, but in any event no later than 4:00 p.m. Eastern time on the Business Day after the Trade Date.

12-2016	4

(f)	In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System,
in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

(g)	Upon a Fund Party's request, Voya shall provide copies of historical records relating to transactions between the Funds and the contract owners, Plan Representatives or
Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable the Funds, Fund Parties or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the
Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. Voya also agrees that Voya will permit Fund Parties or the Funds, or any duly designated representative to have reasonable access to Voya's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h)	Voya Financial shall assume responsibility as herein described for any loss to Fund
Parties or to a Fund caused by a cancellation or correction made to an Instruction by a contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by Voya Financial and originally relayed to the Funds, and Voya Financial will immediately pay such loss to Fund Parties or such Fund upon Voya Financial's receipt of written notification, with supporting data.

(i)	Fund Agent shall indemnify and hold Voya harmless, from the effective date of this
Agreement, against any amount Voya is required to pay to contract owners, Plans,
Plan Representatives or Participants in order to correct to: (i) a materially incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) materially incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Voya, with supporting data, to Fund Agent. In addition, the Fund
Agent shall be liable to Voya for reasonable systems and out of pocket costs incurred by Voya in making a contract owner's, a Plan's or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a contract owner's or a Plan's or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

U)	Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Voya Financial and Fund Agent agree to maintain reasonable errors and omissions insurance coverage commensurate with each party's respective responsibilitiesunder this Agreement.

12-2016	5

5.	Servicing Fees

The provision of shareholder and administrative services to contract owners or to the
Plans shall be the responsibility of Voya Financial, Voya Retirement, Voya Institutional or
the Nominee and shall not be the responsibility of Fund Parties. The Nominee, or Voya
Retirement on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. The parties agree and acknowledge that the services provided hereunder by Voya are administrative, recordkeeping, shareholder and other related services, and they are not distribution or investment advisory services. In consideration of the administrative savings resulting from such arrangement, Fund Parties agree to pay to Voya Retirement or Voya Institutional, as appropriate, a servicing fee, as specified in Schedule A (attached), based on the average net assets invested in the Funds through the Contracts or through Voya Retirement's or
Voya lnstitutional's arrangements with Plans in each calendar quarter. Fund Parties will make such payments to Voya Retirement or Voya Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to Voya Retirement or Voya Institutional for the quarter and such other supporting data as may be reasonably requested by Voya
Retirement or Voya Institutional. If required by a Plan or by applicable law, Voya
Retirement or Voya Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Fund Parties to offset other fees payable by the Plan to Voya Retirement or Voya
Institutional. Voya acknowledges and agrees that its compensation for any quarter is subject to a $25 de minimis threshold such that, notwithstanding anything to the contrary herein, if the sum of the amounts due with respect to all assets services by Voya for a quarter is $25 or less, then the Fund Parties shall have no obligation to pay Voya any such amounts.

6.	12b-1 Fees

Any 12b-1 Fees paid by the Distributor to compensate Voya Financial for its provision of making certain of the Funds available to Customers for their selection as an investment option under the Plans will be made in accordance with the terms of the Rule 12b-1
Agreement between Voya Financial and the Distributor.

7.	Expenses

Fund Agent shall reimburse the reasonable out-of-pocket expenses Voya Retirement or
Voya Institutional incurs for printing and distributing updated prospectuses, supplements and financial reports to contract owners or Plan Representatives or Participants for which
Voya Retirement or Voya Institutional provides shareholder services hereunder, and all reasonable costs incurred by Voya Retirement or Voya Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, Voya shall bear all other expenses incidental to the performance of the services described herein. Fund Agent shall, however, provide Voya, or at Voya's request, the
Plan, with print-ready PDFs or electronic copies of prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by Voya to disseminate to Plan participants who purchase shares of the Funds.

12-2016	6

8.	Termination

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either Voya Retirement, Voya Institutional, Voya Financial or Fund
Parties upon six (6) months advance written notice to the other parties;

(b) At the option of Voya Retirement, Voya Institutional or Voya Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminatingentity;

(c) At the option of either Voya Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against Voya Financial, Distributor or the
Funds by the Financial Industry Regulatory Authority ("FINRA"), the Securities and
Exchange Commission ("SEC"), or any other regulatory body;

(d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this
Agreement

(e) At the option of Voya, upon termination of the management agreement between the
Fund and Fund Agent; written notice of such termination shall be promptly furnished to Voya;

(f) Upon the determination of Voya Retirement to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. Voya Retirement will give 60 days' written notice to the Fund and the Fund Parties of any decision to replace the Fund's shares;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that Voya Financial, Voya
Retirement and Voya Institutional may assign, without consent of Fund Parties their respective rights, duties and responsibilities under this Agreement to any of their affiliates; provided that such other dealers are bound to terms substantially similar to those in this Agreement, where applicable, and that Voya Financial shall be responsible and liable for the performance of such other dealers;or

(h) If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the
Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9.	Continuation of Agreement

Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds'
respective obligations to continue to maintain the Account as an investment option for
Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. For avoidance of doubt, servicing fee will continue to be payable under the terms in Section 5 after the termination, for as long as Fund assets are held through the Contracts or through
Voya Retirement's or Voya lnstitutional's arrangement with Plans and Voya continues to comply with all of the terms of this Agreement with respect to such Fund assets.

12-2016	7

10.	Advertising and Related Materials

(a) Voya hereby represents and warrants that all statements and representations regarding the Fund or Fund Parties or any of their affiliates in all literature with respect to the Funds prepared by Voya Financial or the Nominee or its agents for use with contract owners or Plans (except any material that simply lists the Funds'
names) shall be accurately derived from the Funds' then-current prospectuses and statements of additional information

(b) Fund Parties will provide to Voya at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Fund Parties will also provide to Voya an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on Voya's websites at our discretion.

11.	Proxy Voting

Voya or the Nominee will distribute to contract owners, Plan Representatives or
Participants all proxy materials furnished by Fund Parties or their designees for the Funds.
Voya and the Nominee shall not oppose or interfere with the solicitation of proxies for
Fund shares held for such beneficial owners.

12.	Indemnification

(a) Voya agrees to indemnify and hold harmless the Funds, the Fund Agent, Distributor, and each of their respective directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the
Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds, Fund Agent, Distributor, or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by Voya Retirement or Voya
Institutional under this Agreement, or (ii) result from a material breach of this
Agreement. Voya will reimburse any legal or other expenses reasonably incurred by the Funds, Fund Agent, Distributor or any of their respective directors, officers, employees, agents, or controlling persons in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that
Voya will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Fund Agent, Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Fund Agent agrees to indemnify and hold harmless each of Voya Financial, Voya
Retirement and Voya Institutional, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls Voya Financial, Voya
Retirement, Voya Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Voya Financial, Voya
Retirement, Voya Institutional, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon

12-2016	8

any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a material breach of this
Agreement by Fund Agent. Fund Agent will reimburse any legal or other expenses reasonably incurred by Voya Financial, Voya Retirement, Voya Institutional, the
Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Fund Agent will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of Voya Financial, Voya
Retirement, Voya Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c)	Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13. Representations and Warranties

(a)	Representations of Voya Retirement. Voya Retirement represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to its terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Funds through the Account.

(b)	Representations of Voya Institutional. Voya Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of
Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or

12-2016	9

authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

	(ii)	that it is authorized under the Plans to (1) provide administrative services to the
Plans and (2) facilitate transactions in the Funds through the Account.

(c)	Representations of Voya Financial. Voya Financial represents and warrants:

	(i)	that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

	(ii)	that it (1) is a limited liability company duly organized under the laws of the
State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of thisAgreement;

	(iii)	that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of Voya
Retirement in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

	(iv)	that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature provided by either the
Fund or Fund Parties.

(d)	Representations of Fund Agent. Fund Agent represents and warrant as follows:

	(i)	that the Funds (1) are duly organized under the laws of the various states, (2)
are in good standing in such jurisdictions. (3) are in material compliance withall applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

	(ii)	that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

	(iii)	that the Funds are currently qualified as regulated investment companies under
Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Fund Agent will notify
Voya Financial, Voya Retirement and Voya Institutional immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

12-2016		10

(e)	Representations of Distributor. Distributor represents and warrants as follows:

(i) that Distributor (1) is a member in good standing of the F1NRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(ii) that Distributor (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

14. Governing Law

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15. Miscellaneous

(a)	Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b)	Anti-Money Laundering. To the extent applicable to the parties, each party will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(c)	Restrictions on "Excessive Trading." The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund's investment portfolio. Voya Retirement and Voya Institutional have adopted their own excessive trading policy, which is attached as Exhibit II (the "Policy"). Voya does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, Voya Retirement and Voya Institutional monitor individual
Participant and Contract owner trading in accordance with its Policy. Voya
Retirement and Voya Institutional will use their best efforts, and shall reasonably cooperate with Fund Parties and the Funds, and will execute any instructions from the Fund Parties or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Fund Parties or the Funds as having engaged in transactions in
Fund shares that violate market timing policies established by the Funds. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties entered into, or will enter into, a separate shareholder information agreement, incorporating the terms of the Policy. Voya Retirement and Voya Institutional agree to provide to

12-2016	11

the Funds certain shareholder identity and transaction information upon the Fund's request as provided by the shareholder information agreement executed by both parties.

(d)	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To Voya:

Voya
One Orange Way, C1S
Windsor, CT 06095-4774
	Attention:	Legal
Worksite Investment Products

To Fund Agent or Distributor:

AMG Funds LLC /AMG Distributors, Inc.
600 Steamboat Road, Suite 300
Greenwich, CT 06830
	Attention:	Legal and Compliance

Any notice, demand or other communication given in a manner prescribed in this
Subsection (d) shall be deemed to have been delivered on receipt.

(e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(g)	Severability. In case any one or more of the provisions contained in this Agreement should be lnvalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(h)	Entire Agreement. This Agreement including any Exhibits attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

(i)	Redemption Fees. The parties agree that transactions in the Funds by Plans or Plan
Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Fund Agent's written request, Voya Retirement and Voya Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

12-2016		12

IN WITNESS WHEREOF, the undersigned have executed
this Agreement by their duly authorized officers as of the
date first written above.

VOYA RETIREMENT INSURANCE AND ANNUITY
COMPANY

By: /s/ Scott Stevens
Name: Scott Stevens
Title:	Vice President

VOYA INSTITUTIONAL PLAN SERVICES, LLC

By: /s/ Scott Stevens
Name: Scott Stevens
Title:	Vice President

VOYA FINANCIAL PARTNERS, LLC

By: /s/ Scott Stevens
Name: Scott Stevens
Title:	Vice President

AMG FUNDS LLC

By: /s/ Keith L. Kinney
Name: Keith L. Kinney
Title:	Chief Executive Officer

AMG DISTRIBUTORS, INC.

By: /s/ Keith L. Kinney
Name: Keith L. Kinney
Title:	Chief Executive Officer

12-2016	13

Schedule A

Funds and Fees

All Funds and the Share classes listed below of AMG Funds, AMG Funds I, AMG Funds II, AMG Funds Ill and AMG Funds IV available as set forth in the then current prospectus (as amended or supplemented from time to time), are covered under this Agreement.

For the administrative, recordkeeping and shareholder services rendered by Voya under the Agreement with respect to Plan assets invested in the following Funds, Fund Agent shall pay or cause to be paid the fees set forth below to Voya.

	Shareholder Servicing	Total
Share Class		Shareholder
	Fee	Servicing Fee
Class N	0.XX%(XX bps)	0.XX%(XX bps)
Class N (without	0.XX%(XX bps)	0.XX%(XX bps)
12b-1 Plan)*
Class I	0.XX%(XX bps)	0.XX%(XX bps)
Class Z	0.XX%(XX bps)	0.XX%(XX bps)

*The following Funds have not adopted a plan pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 Plan"):

Ticker	Fund Name	CUSIP
MGIDX	AMG Managers Amundi Intermediate Government	00170M873
MGSDX	AMG Managers Arnundi Short Duration Government	00170M865
MECAX	AMG Managers Cadence Emerging Companies	00170L404
MRESX	AMG Managers CenterSquare Real Estate	00170J748
MGGBX	AMG Managers Global Income Opportunity	00170L826
MGFIX	AMG Managers Loomis Sayles Bond	00170L842
SKSEX	AMG Managers Skyline Special Equities	00170K208
MGSEX	AMG Managers Special Equity	00170L867
TMDPX	AMG TimesSquare Mid Cap Growth	00170K752
TSCPX	AMG TirnesSquare Small Cap Growth	00170K737
TCMPX	AMG TirnesSquare International Small Cap	00170K711
MMCFX	AMG Managers Emerging Opportunities Fund	00170J755
YFSNX	AMG Yacktman Focused - Security Selection Only	00170K257
YAFFX	AMG Yacktman Focused	00170K570

**Class Z Shares: There will be no payments for any shareholder servicing, sub-transfer agency, sub-accounting, administrative fees or any other fees with respect to Class Z shares, under this Agreement or any other agreement between you or any of your affiliates and us or any of our affiliates.

Schedule A – 1

For the avoidance of doubt, any payments for distribution services as provided under the Fund's applicable Rule 12b-1 Plan are made under and pursuant to the Rule 12b-1 Agreement between Voya Financial and Distributor, as may be in effect from time to time

12-2016                                                                                                                           2

Exhibit I
Services and Fund Participation Agreement

Procedures forPricingandOrder/SettlementThroughNationalSecuritiesClearingCorporation's
Mutual FundProfile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 4 of the Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)	Fund Parties or the Funds will furnish to Voya Financial or its affiliate through NSCC's
Mutual Fund Profile System ("MFPS") as well as via fax directly to Voya at 860-580-
0413 (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the
Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to
Voya Financial or its affiliate by 7:00 p.m. Eastern Time on each business day that the
Fund is open for business (each a "Business Day"). In the event the Distributor or its designee does not furnish such pricing information by 10:00 p.m., East Coast time, the
Distributor shall be responsible for paying any reasonable out-of-pocket costs (e.g., overtime costs as a result of delayed pricing and financial exposure as a result of not being able to meet specified trade deadlines provided by Voya's investment company partners) incurred by Voya. Changes in pricing information will be communicated to both NSCC and Voya Financial or itsaffiliate.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such
Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Voya Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by Voya Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of
NSCC's Mutual Fund Settlement, Entry and Registration Verification System
("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to Voya
Financial's or its affiliate's compliance with the foregoing, Voya Financial or its affiliate will be considered the agent of the Fund Parties and the Funds, and the Business Day
on which Instructions are received by Voya Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Voya Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business
Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c}	Voya Financial or its affiliate will wire payment for net purchase orders by the Fund's
NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by Voya Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

12/2016	Exhibit I - 1

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by Voya Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Fund Parties or their designee do not send a confirmation of Voya Financial's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day Voya Financial or its affiliate or Fund Parties are unable to meet the
NSCC deadline for the transmission of purchase or redemption orders, such party may at its option transmit such orders and make such payments for purchases and redemptions directly to the Fund Parties or to Voya Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any
Fund.

2.	Voya Financial or its affiliate, a Fund Party and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Levelutilized.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

12/2016	Exhibit I - 2

Exhibit II

Services and Fund Participation Agreement

Voya Financial®"Excessive Trading" Policy

The Voya Financial® family of companies (Voya®), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. Voya's current definition of Excessive Trading and our policy with respect to such trading activity is as follows:

1. Voya actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

Voya currently defines Excessive Trading as: a. More than one purchase and sale of the same fund (including money market funds) within a 60ca ndardayperiod (hereinafter, a purchase and sale of the same fund is referred to as a "round-trip"). This means two or more round-trips involving the same fund within a 60 calendar day period would meet Voya's definition of Excessive Trading; or b. Six round-trips within a 12 month period.

The following transactions are excluded when determining whether trading activity is excessive: a. Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans); b. Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs; c. Purchases and sales of fund shares in the amount of $5,000 or less; d. Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and e. Transactions initiated by a member of the Voya family of insurance companies.

2. If Voya determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, Voya will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to Customer Service, or other electronic trading medium that Voya may make available from time to time ("Electronic Trading Privileges"). likewise, if Voya determines that an individual has made five round-trips within a 12 month period, Voya will send them a letter warning that another purchase and sale of that same fund within 12 months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agenUregistered representative or investment adviser for that individual. A copy of the warning letters and details of the individual's trading activity may also be sent to the fund whose shares were involved in the trading activity.

12/2016

Exhibit II - 1

3. If Voya determines that an individual has used one or more of its products to engage in Excessive Trading, Voya will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to Voya via regular U.S. mail. During the six month suspension period, electronic "inquiry only" privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4. Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. Voya will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5. Voya reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if Voya determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of Excessive Trading set forth above. Also, Voya's failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent Voya from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.

6. Each fund available through Voya's variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. Voya reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions Voya receives from the fund.

This Excessive Trading Policy applies to products and services offered through the Voya family of companies. © 2016 Voya Services Company. All rights reserved.

154907 3030779.X.P-1 CN0617-25403-0718

Voya.com

12/2016

Exhibit II - 2